Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid
Fees Previously Paid	1	$ 23,492,343.81		$ 3,244.29
	Total Transaction Valuation:	$ 23,492,343.81
	Total Fees Due for Filing:			$ 3,244.29
	Total Fees Previously Paid:			$ 3,244.29
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 0.00
Offering Note
[1]	(1) The transaction value is calculated as the aggregate maximum purchase price for Shares that could be purchased, based upon the net asset value of the Trust as of March 31, 2026. The fee of $3,244.29 was paid in connection with the filing of the Schedule TO-I by BlackRock Private Investments Fund (File No. 005-94022) on April 30, 2026 (the "Schedule TO"). This Amendment No. 1 to the Schedule TO is being filed to amend and supplement certain information contained in the Schedule TO and to file additional exhibits to the Schedule TO. (2) Calculated at $138.10 per $1,000,000 of the Transaction Value.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources